Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-224463) of our report dated January 25, 2019 relating to the consolidated balance sheets of Farmmi, Inc. and subsidiaries as of September 30, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2018, which is included in this annual report on Form 20-F.

/s/ Friedman LLP

New York, New York

January 25, 2019